Exhibit 13.1

Future Acres, Inc. Regulation A TTW Materials

Video Transcript

Suma Reddy – CEO

Ethan Joffe - CTO

Ben Liebling - Strategy & Ops

Suma:

The majority of us are completely detached from our food. From planting that first seed to picking to packing and transporting. The agricultural industry is not only massive, but arguably the most important one. There’s about two million farms in the US. Each one feeds on average 166 people per year. In order to meet the demands of our future, farms are gonna have to evolve.

Ethan:

Farms have a long history of innovation, but historically that innovation has been focused largely on livestock and grains. So we focused on a category called specialty crops. We knew we could apply our advanced robotics and AI to produce dramatic increases in the capabilities of farms.

Suma: The average US Farm is a large 444 acres. So that’s a lot of time and energy going back and forth just to transport heavy crops. So we at Future Acres created Carry. Carry uses advanced machine learning to find the row and follow the picker. We designed it to be super simple. Simply latch it onto the wagon and press go.

Ethan:

Carry increases farm efficiency by 30-40% and that’s with just one Carry companion. We a coordinated fleet of Carry companions farmers will be able to increase their efficiency even more dramatically.

Suma:

We built the carry to be able to bolt on future products that allow farms to work the land sustainably and efficiently.

Ben:

Everybody knows that Ag-tech is a massive industry ripe for disruption and we have a strategy to provide smart farm tools to carry the industry into the future. Supporting this growth is our lead investor Wavemaker Partners, a global venture capital firm with over $400m in assets under management.

Ethan:

I think that’s why we’ve gained the traction we have. people understand we can take the technologies they have been hearing about in the news and apply them to solve real world problems.

Suma: The future of farming is in tech that will make our farms profitable and environmentally friendly. The tech that will carry our farms into the future.

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The Farm Tools of Tomorrow

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$7mm Valuation

$1,000 Min. Investment

THE COMPANY IS “TESTING THE WATERS” UNDER REGULATION A UNDER THE SECURITIES ACT OF 1933. THIS PROCESS ALLOWS COMPANIES TO DETERMINE WHETHER THERE MAY BE INTEREST IN AN EVENTUAL OFFERING OF ITS SECURITIES. THE COMPANY IS NOT UNDER ANY OBLIGATION TO MAKE AN OFFERING UNDER REGULATION A. IT MAY CHOOSE TO MAKE AN OFFERING TO SOME, BUT NOT ALL, OF THE PEOPLE WHO INDICATE AN INTEREST IN INVESTING, AND THAT OFFERING MIGHT NOT BE MADE UNDER REGULATION A. IF THE COMPANY DOES GO AHEAD WITH AN OFFERING, IT WILL ONLY BE ABLE TO MAKE SALES AFTER IT HAS FILED AN OFFERING STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND THE SEC HAS “QUALIFIED” THE OFFERING STATEMENT. THE INFORMATION IN THAT OFFERING STATEMENT WILL BE MORE COMPLETE THAN THE INFORMATION THE COMPANY IS PROVIDING NOW, AND COULD DIFFER IN IMPORTANT WAYS. YOU MUST READ THE DOCUMENTS FILED WITH THE SEC BEFORE INVESTING. NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED.

NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC. YOU MAY OBTAIN A COPY OF THE PRELIMINARY OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT FROM:

FUTURE ACRES, INC.310 310 24101438 9th Street, Santa Monica, CA 90401

OR AT https://www.sec.gov/Archives/edgar/data/1733855/000110465921009424/tm213762d1_1a.htm

THIS PRESENTATION MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS BASED INFORMATION CURRENTLY AVAILABLE AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS AS THEY CONTAIN HYPOTHETICAL ILLUSTRATIONS OF MATHEMATICAL PRINCIPLES, ARE MEANT FOR ILLUSTRATIVE PURPOSES, AND THEY DO NOT REPRESENT GUARANTEES OF FUTURE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE, OR ACHIEVEMENTS, ALL OF WHICH CANNOT BE MADE. MOREOVER, NO PERSON NOR ANY OTHER PERSON OR ENTITY ASSUMES RESPONSIBILITY FOR THE ACCURACY AND COMPLETENESS OF FORWARD-LOOKING STATEMENTS, AND IS UNDER NO DUTY TO UPDATE ANY SUCH STATEMENTS TO CONFORM THEM TO ACTUAL RESULTS.

Future Acres is creating farm tools that Carry farms into the future.

To feed 10 billion by 2050, the world’s farmers will need to increase food production by up to 70%

Tools For The Toughest Chores

The solution is simple for an industry ripe for not only disruption but can also make a positive impact

●	On the lives of farmworkers

●	On the quality and freshness of crops

●	On the profitability of American farms

New tools have always allowed our farms to increase efficiency and make hard jobs easier.

STARTING WITH CARRY

Carry is a robotic harvest companion that we believe, based on discussions with potential customers, could increase farm efficiency by 30%.

Future Acres is for farm owners and operators looking for more business control in these times of impending change and margin compression.

Guiding Today’s Farm Into Tomorrow’s Future

Amidst a shifting business landscape

●	Increasing production costs

●	Increasing environmental considerations

●	Increasing farm labor shortage

Our goal is to help the American farm evolve through innovative and easy to adapt farm equipment that automates the toughest tasks to enable higher yield, profitability, and future growth.

Today, farms grow the most food they ever have. We’re helping them do it more efficiently.

Features in Development

Smart & Autonomous

Computer Vision and Machine Learning

●	Stops for people and obstacles

●	Ability to follow people

●	Remote-controllable

Safe & Reliable

Robust Hardware

●	Carries up to 500lbs of crops

●	Travels on all-terrain, in all weather

●	Alerts, lights, and bumpers for safety

Clean Power

Battery Operated

●	7-10 hour life

●	6-10 mile harvest range

●	Swappable batteries

Growers are looking to do more with less.

Carry, based on conversations with potential customers, is projected to increase production efficiency by up to 30%, paying for itself in only 80 days.

Result: Potential for up to $13,500 efficiency gain per Carry each season

By 2025 the global ag robots market will reach $87.9 billion.

Things are changing. The industry is evolving. That’s why a Farming Platform like Future Acres is necessary.

Carry is for farm owners and operators looking for more business control in these times of impending change and margin compression. We aim to be the hard-working reliable equipment provider to guide today’s farm into tomorrow’s future.

Converging technologies creating the farm of tomorrow:

●	Artificial intelligence

●	Robotics

●	Data

●	GPS

●	Machine vision

Carry Is Just The Beginning. Our Plan for the Next 5 Years...

Product	2021 - 2022	2022 - 2023	2023 - 2024
Hardware	Crop transport	Solar-powered & Precision spraying	Crop picking
Data & Analysis	Follows people & Avoids objects	Crop count & Pest presence	Ripeness & Health
Crops	Grapes	TBD	TBD
People	1 Carry: 5-10 Crew	TBD	TBD

Meet the Team

SUMA REDDY

Chief Executive Officer

●	3x Founder with 15+ years experience in AgTech and CleanTech

●	Faculty, NYC’s School of Visual Arts, Class: “Future of Food”

●	The Wharton School (MBA)

Ethan Joffe

Chief Technology Officer

●	Machine Learning

●	3 Exits

●	MIT Computer Science

Nick Giancola

Chief Product Officer

●	3x Founder

●	Computer Scientist

●	Amazon, wework, BCG, E*Trade

Ben Liebling

Strategy & Operations

●	EAB, Associate Director

●	Deloitte, Consultant

●	UCLA Anderson (MBA)

Edwin Wong

Product Manager

●	Technical Co-Founder, Wim
●	Columbia University Robotic Manipulation and Mobility Lab
●	MS Mechanical Engineering, Columbia University

Mike Lui

Electrical Engineer

●	Senior EE, Motivo Engineering
●	3+ years autonomous vehicle experience
●	BS Electrical Engineering, UC Irvine

Lead Investor

Wavemaker is a top-decile early-stage venture capital firm founded in 2003. It is headquartered in Los Angeles and Singapore and manages over US$400M in assets.

Some of Wavemaker's past investments and exits include:

●	Miso Robotics

●	Wheels

●	Blue Bottle Coffee

●	Clutter

●	Mindbody

CARRY FARMS INTO THE FUTURE

RESERVE SHARES

FUTURE ACRES

© 2020 — FUTURE ACRES® All rights reserved

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FUTURE ACRES

Tools for the toughest chores

We believe Carry could increase production efficiency by up to 40%, paying for itself in only 60 days. This results in the potential for up to $18,000 efficiency gain per season.

Reserve Shares

future_acres

Reserve shares in the future of farm technologies.

Future Acres is creating farm tools that carry farms into the future. We help the American farm evolve through innovative and easy to adapt farm equipment that automates the toughest tasks to enable high yield, profitability, and future growth.

Learn more about the future of the farming industry and reserve shares in Future Acres, only on SeedInvest.

FUTURE ACRES

Tools for the toughest chores

Carry is a robotic harvest companion that we believe could increase farm production by 30-40%, guiding today’s farm into tomorrow’s future.

Reserve Shares

future_acres

Reserve shares in the future of farm technologies.

The end of the traditional American farm is inevitable. Future Acres will seize upon the essential business opportunity to modernize the American farm and help usher them into the future. We will do this through automated and easy to adopt farm tech tools that will prepare the farm, farmers, and laborers for the future. This transition will create a future with smarter, healthier produce grounded in the roots of American agriculture’s knowledge and history.

Learn more about the future of the farming industry and reserve shares in Future Acres, only on SeedInvest.

SeedInvest Profile Page

Future Acres

Autonomous Farm Tools of Tomorrow

Website: http://www.futureacres.co

Future Acres is offering securities through the use of an Offering Statement that has been qualified by the Securities and Exchange Commission under Tier II of Regulation A. This profile may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events based on information currently available and are subject to risks and uncertainties that could cause the company’s actual results to differ materially. Investors are cautioned not to place undue reliance on these forward-looking statements as they are meant for illustrative purposes and they do not represent guarantees of future results, levels of activity, performance, or achievements, all of which cannot be made. Moreover, no person nor any other person or entity assumes responsibility for the accuracy and completeness of forward-looking statements, and is under no duty to update any such statements to conform them to actual results.

Company Highlights

•	Backed by Wavemaker Partners, a global venture capital firm with $400mm AUM (portfolio includes Blue Bottle Coffee, Miso Robotics, and Winc)

•	CEO is a 3x founder with 15 years of AgTech and CleanTech experience, is a former managing partner at Akula Energy Ventures, and earned her MBA from The Wharton School

•	Farms have the potential to achieve a 30%+ increase in labor productivity by using Carry (based on internal company estimates and conversations with customers)

•	Advisor Sander Pruijs is a former executive at Rabobank, a global leader in food and agriculture financing and sustainability-oriented banking

•	Carry's platform leverages its proprietary mix of cameras, hardware, sensors and software that was specifically designed to work on the farm

Fundraise Highlights

•	Total Round Size: US $3,000,000
•	Raise Description: Seed

•	Minimum Investment: US $1,000 per investor
•	Security Type: Preferred Equity
•	Pre-Money Valuation: US $7,000,000
•	Target Minimum Raise Amount: US $500,000

At Future Acres we're developing innovative and easy to use farm tools to help modernize the American farm. This starts with our autonomous harvest companion, Carry, which our potential customers believe can help increase farm production efficiency by 30%.

Problem

Labor represents up to 50% of the cost of all agricultural products in the US. And this is not because workers are being paid exorbitant rates. It's due to a lack of innovation and misallocation of labor skills.

The average US farm is 444 acres, and roughly 30% of a farm laborer’s time is spent moving crops across those acres.  That's time that could be spent on high-value, skilled tasks like hand-picking and packing.

Solution

Future Acres is developing Carry, a fully autonomous robotic harvest companion. Carry finds the row, goes to the picker, and waits for the picked crop to be loaded. Carry then transports the payload out of the row to its destination. After Carry is unloaded, it's off to the next row.

By partnering with Future Acres, farms can reduce their labor burden and increase production efficiency by over 30%. Farmworkers will be able to focus on the skilled task of identifying ripe crops, leaving the harshest work to a robot. Most importantly, American farms will be able to harvest and sell their full yields by greatly reducing labor shortages.

Carry will be available for an upfront fee and a recurring monthly SaaS, which will cover software updates and routine maintenance.

Vision

The supply of farm labor in the US has dropped drastically, causing our economy to lose $3.1 billion per year in crop production. In California, 56% of farmers have reported a labor shortage in the last five years, compared to only 25% in 2014. A similar story is playing out across the nation.

Crop transport is just the beginning. Software to improve farm data and analytics and hardware to enable autonomous crop picking are just a few things on our product roadmap. Future Acres is creating tools that collaborate with farmworkers, enabling them to allocate more time to the highest value tasks and guiding today's farms into tomorrow's future.

The Team

Founders and Officers

Suma Reddy

CEO

Suma is an entrepreneur, educator and activist. As an entrepreneur, she has deep expertise in AgTech, cleantech, foodtech, microfinance, social justice and community-development. As Co-Founder and COO of Farmshelf, an indoor farming company started in 2017, she led strategy and operations with a focus on product, manufacturing and Plant R&D. Previously, she co-founded an organic waste-to-energy company and was a founding Managing Partner at a renewable energy fund that successfully developed greenfield utility-scale solar, small hydro, anaerobic digestion and battery storage projects. Prior to that, she was a Communications and Program Director at SKS Microfinance in India, contributing to 200%+ annualized growth, and eventual $330MM IPO and $2.2B acquisition. Suma started her career as a Peace Corps Volunteer in Mali.  She is a graduate of The Wharton School (MBA), Flatiron School (iOS Development), General Assembly (UX Design) and University of Rochester (BA).

Ethan Joffe

CTO

Ethan is a serial entrepreneur, award-winning technologist and has led many teams focused on cutting-edge technology, including AR/VR, Machine Learning, and automation. After graduating from MIT with a BS in Computer Science, he began his career by building a multimedia software company based on technology developed at the MIT Media Lab before transitioning to an engineering role at VPL Research, the first commercial AR/VR company. From there he moved to Xaos Tools where he developed award-winning 2D & 3D consumer graphics products. His first exit came as the CTO and Co-Founder of WorldSite Networks, an entertainment industry hosting company. He then turned his attention to Super11, a free internet company in Brazil and South America, where he served as Director of Product Development until it was acquired. Following the acquisition of Super11 Ethan co-founded Nami Media and took the role of Chief Scientist. Nami was eventually acquired by Lin Media. Ethan’s ability to identify and implement new technologies, as well as build and manage technical teams has been proven time and again. This expertise will be invaluable as he continues to lead our product roadmap and development.

Nick Giancola

CHIEF PRODUCT OFFICER

Nick is a lifelong technologist, entrepreneur, strategist, and computer scientist. He’s been involved in founding 3 companies and has spent the last 15 years building and launching products for some of the biggest names in tech. Nick’s obsession with creating exceptional user experiences has led to his professional success as both a product designer and software developer. He’s consulted on over one hundred projects with companies ranging from seed-stage startups to Fortune 500 enterprises. Some of the companies he’s worked with include WeWork, Amazon, AMEX, BCG, and E*Trade. He’s also designed and developed software for a slew of high growth startups, including StackCommerce, MeUndies, Flight Club, Pongalo, and Fullscreen, among others. Nick’s most recent post was Managing Partner at Philosophie, a design innovation and R&D firm. Following in the footsteps of Bill Gates and Mark Zuckerberg, Nick dropped out of college to focus completely on building and commercializing technology.

Notable Advisors & Investors

James Jordan

Advisor, Advisor

Sander Pruijs

Advisor, Advisor

Term Sheet

Fundraising Description

Round type: Seed

Round size: US $3,000,000

Minimum investment: US $1,000

Target Minimum: US $500,000

Key Terms

Security Type: Preferred Equity

Pre-Money valuation: US $7,000,000

Use of Proceeds

If Minimum Amount Is Raised

Marketing – 23%

Product Development – 14%

Payroll – 57%

General & Administrative – 6%

If Maximum Amount Is Raised

Marketing – 13%

Product Development – 8%

Payroll – 66%

General & Administrative – 13%

Prior Rounds

Pre-Seed

Round Size US $313,537

Closed Date Mar 20, 2018

Security Type Common Equity

Pre-Money valuation US $1,186,763

Pre-Seed

Round Size US $105,600

Closed Date Mar 26, 2019

Security Type Convertible Note

Valuation Cap US $8,000,000

Pre-Seed

Round Size US $61,600

Closed Date Jul 29, 2019

Security Type Convertible Note

Valuation Cap US $8,000,000

The US agriculture industry is a crucial component of the US economy and has fed the nation since its founding. Today, US farm output is worth $132 billion, about 1% of US GDP. The output of US farms has grown at a compound annual growth rate (CAGR) of 1.48% in the period between 1948 and 2015. Compounded across this time period, in practice, this means that US farms produce 2.75 times as much output in 2015 as in 1948. In the same time period, the total amount of inputs (i.e., machinery, fertilizer, etc.) has only grown at a CAGR of 0.1%. Most remarkably, however, the amount of labor used in agricultural production between 1948 and 2015 has decreased at a rate of -2.06% annually. To put it in perspective, US farmers use ¼ the labor they used in 1948 to create 2.75 times the agricultural output in 2015.

Farmers are turning to precision agriculture and robotics to help increase farm efficiency and production. Bullish projections suggest the global agricultural robots market could reach nearly $88 billion by 2025. Future Acres' market opportunity is to further contribute to the decreasing labor intensity of harvesting by automating commodity tasks on the farm like crop transportation.

Farm robots are generally thought of in one of two ways - small farm robotics (e.g., Carry) and large farm robotics (e.g., the autonomous concept tractor from Case IH). Small farm robotics is a relatively new category with several startups in the space building robots targeting different types of produce and different elements of the farming process. Product quality, performance, and value will be important differentiating factors for Future Acres.

Risks and Disclosures

We have a limited operating history upon which to evaluate our performance and have not yet generated profits or revenue. We are a new company and have neither generated revenue, nor have we had any significant operating history. As such, it is difficult to determine how we will perform, as our core product has yet to come market.

The Company is pre-revenue and may not be successful in its efforts to grow and monetize its product. It has limited operating capital and for the foreseeable future will be dependent upon its ability to finance operations from the sale of equity or other financing alternatives. There can be no assurance that the Company will be able to successfully raise operating capital. The failure to successfully raise operating capital, and the failure to effectively monetize its products, could result in bankruptcy or other event which would have a material adverse effect on the Company and the value of its shares. The Company has limited assets and financial resources, so such adverse event could put investors’ dollars at significant risk.

The Company’s business model is capital intensive. The amount of capital the Company is attempting to raise in this Offering is not enough to sustain the Company’s current business plan. In order to achieve near and long-term goals, the Company will need to procure funds in addition to the amount raised in the Offering. There is no guarantee the Company will be able to raise such funds on acceptable terms or at all. If the Company is not able to raise sufficient capital in the future, then it will not be able to execute its business plan, its continued operations will be in jeopardy and it may be forced to cease operations and sell or otherwise transfer all or substantially all of its remaining assets, which could cause a Purchaser to lose all or a portion of his or her investment.

The Company’s expenses will significantly increase as they seek to execute their current business model. Although the Company estimates that it has enough runway until the end of the year, they will be ramping up cash burn to promote revenue growth, initiate payroll, further develop R&D, and fund other Company operations after the raise. Doing so could require significant effort and expense or may not be feasible.

The Company does not currently hold any intellectual property and they may not be able to obtain such intellectual property. Their ability to obtain protection for their intellectual property (whether through patent, trademark, copyright, or other IP right) is uncertain due to a number of factors, including that the Company may not have been the first to make the inventions. The Company has not conducted any formal analysis of the “prior art” in their technology, and the existence of any such prior art would bring the novelty of their technologies into question and could cause the pending patent applications to be rejected. Further, changes in U.S. and foreign intellectual property law may also impact their ability to successfully prosecute their IP applications. For example, the United States Congress and other foreign legislative bodies may amend their respective IP laws in a manner that makes obtaining IP more difficult or costly. Courts may also render decisions that alter the application of IP laws and detrimentally affect their ability to obtain such protection. Even if the Company is able to successfully register IP, this intellectual property may not provide meaningful protection or commercial advantage. Such IP may not be broad enough to prevent others from developing technologies that are similar or that achieve similar results to theirs. It is also possible that the intellectual property rights of others will bar the Company from licensing their technology and bar them or their customer licensees from exploiting any patents that issue from the pending applications. Finally, in addition to those who may claim priority, any patents that issue from the patent applications may also be challenged by competitors on the basis that they are otherwise invalid or unenforceable.

Manufacturing or design defects, unanticipated use of the Company's products, or inadequate disclosure of risks relating to the use of the products could lead to injury or other adverse events. These events could lead to recalls or safety alerts relating to its products (either voluntary or required by governmental authorities) and could result, in certain cases, in the removal of a product from the market. Any recall could result in significant costs as well as negative publicity that could reduce demand for its products. Personal injuries relating to the use of its products could also result in product liability claims being brought against the Company. In some circumstances, such adverse events could also cause delays in new product approvals. Similarly, negligence in performing its services can lead to injury or other adverse events.

The Company’s letters of intent are understood to be contingent on the successful development and proof of concept of its autonomous farming transport system. The autonomous farming transport system is still in development, and the Company’s business depends almost entirely on its successful development and commercialization. The Company will require substantial additional development, testing, and potentially regulatory approval before it is able to commercialize its product effectively. This process may take many years and may require the expenditure of substantial resources beyond the proceeds raised in this offering. Accordingly, even if the Company is able to obtain the requisite financing to continue to fund the development of its products, it is not guaranteed that the autonomous farming transport system or any other product candidates will be successfully developed or commercialized.

The Company’s success is dependent on commercial adoption of agricultural autonomous robots, a relatively unproven market. The Company may incur substantial operating costs, particularly in sales and marketing and research and development, in attempting to develop these markets. If the market for the Company’s products develops more slowly than it expects, its growth may slow or stall, and its operating results would be harmed. The market for agricultural autonomous robots is still evolving, and the Company depends on continued growth of this market. It is uncertain whether the trend of adoption of agricultural autonomous robots that the Company has experienced in the past will continue in the future.

The development and commercialization of the Company’s products and services are highly competitive. It faces competition with respect to any products and services that it may seek to develop or commercialize in the future. Its competitors include major companies worldwide. The agricultural robotics market is an emerging industry where new competitors are entering the market frequently. Many of the Company’s competitors have significantly greater financial, technical and human resources and may have superior expertise in research and development and marketing approved services and thus may be better equipped than the Company to develop and commercialize services. These competitors also compete with the Company in recruiting and retaining qualified personnel and acquiring technologies. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Accordingly, the Company’s competitors may commercialize products more rapidly or effectively than the Company is able to, which would adversely affect its competitive position, the likelihood that its services will achieve initial market acceptance and its ability to generate meaningful additional revenues from its products and services.

The Company may be unable to maintain, promote, and grow its brand through marketing and communications strategies. It may prove difficult for the Company to dramatically increase the number of customers that it serves or to establish itself as a well-known brand in the competitive AgTech space. Additionally, the product may be in a market where customers will not have brand loyalty.

We rely on a small management team to execute our business plan. Our management team is currently small and made up of only two part-time individuals, Suma Reddy and Ethan Joffe, whom we rely on to help us raise funds and help grow our business. Our partnership and relationship with Wavemaker Labs is crucial for us to achieve our growth plan.

The Company is still beta testing the first version of their robot. Sophisticated technology platforms often contain errors or defects, such as errors in computer code or other systems errors, particularly when first introduced or when new versions or enhancements are released. The development of new or enhanced products is a complex and uncertain process requiring the accurate anticipation of technological and market trends, as well as precise technological execution. Despite quality assurance measures, internal testing, and beta testing by customers, the Company cannot guarantee that its current and future products, including upgrades to those products, will be free of serious defects, which could result in lost revenue, refunds without a commensurate decrease in costs, delays in market acceptance, increase in costs, reputational harm, and costs associated with defending or settling claims. If upgrades are not properly implemented, the availability and functioning of its products could be impaired.

The Company is subject to rapid technological change and dependence on new product development. Their industry is characterized by rapid and significant technological developments, frequent new product introductions and enhancements, continually evolving business expectations and swift changes. To compete effectively in such markets, the Company must continually improve and enhance its products and services and develop new technologies and services that incorporate technological advances, satisfy increasing customer expectations and compete effectively on the basis of performance and price. Their success will also depend substantially upon the Company's ability to anticipate, and to adapt its products and services to its collaborative partner’s preferences. There can be no assurance that technological developments will not render some of its products and services obsolete, or that they will be able to respond with improved or new products, services, and technology that satisfy evolving customers’ expectations. Failure to acquire, develop or introduce new products, services, and enhancements in a timely manner could have an adverse effect on their business and results of operations. Also, to the extent one or more of their competitors introduces products and services that better address a customer’s needs, their business would be adversely affected.

We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors. In order to continue to operate and grow the business, we will likely need to raise additional capital beyond this current financing round by offering shares of our Common or Preferred Stock and/or other classes of equity. All of these would result in dilution to our existing investors, plus they may include additional rights or terms that may be unfavorable to our existing investor base. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds, if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the Company, its business, development, financial condition, operating results or prospects.

The independent CPA has included a “going concern” note in the Company’s reviewed financials. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $103,365 and $452,765 for the six months ended June 30, 2020 and 2019, respectively, and has incurred negative cash flows from operations for the six months ended June 30, 2020 and 2019. As of June 30, 2020, the Company had an accumulated deficit of $776,583 and limited liquid assets with $690 of cash. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. No assurance can be given that the Company will be successful in these efforts.

These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

The Company is subject to many U.S. federal and state laws and regulations, including those related to privacy, rights of publicity, and law enforcement. These laws and regulations are constantly evolving and may be interpreted, applied, created, or amended, in a manner that could harm our business. The technology and use of the technology in our product may not be legislated, and it is uncertain whether different states will legislate around this technology, and, if they do, how they will do so. Violating existing or future regulatory orders or consent decrees could subject us to substantial monetary fines and other penalties that could negatively affect our financial condition and results of operations.

The Total Amount Raised, as reflected on the SeedInvest platform, may be partially comprised of investments from the Company’s management or affiliates. Such investments are not being counted towards the escrow minimum. If the sum of the investment commitments does not equal or exceed the escrow minimum at the offering end date, no securities will be sold in the offering, investment commitments will be canceled, and committed funds will be returned. As a result, the Total Amount Raised may not be reflective of the Company's ability to conduct a closing.

General Risks and Disclosures

Start-up investing is risky. Investing in startups is very risky, highly speculative, and should not be made by anyone who cannot afford to lose their entire investment. Unlike an investment in a mature business where there is a track record of revenue and income, the success of a startup or early-stage venture often relies on the development of a new product or service that may or may not find a market. Before investing, you should carefully consider the specific risks and disclosures related to both this offering type and the company which can be found in this company profile and the documents in the data room below.

Your shares are not easily transferable. You should not plan on being able to readily transfer and/or resell your security. Currently there is no market or liquidity for theseshares and the company does not have any plans to list these shares on an exchange or other secondary market. At some point the company may choose to do so, but until then you should plan to hold your investment for a significant period of time before a "liquidation event" occurs. A "liquidation event" is when the company either lists their shares on an exchange, is acquired, or goes bankrupt.

The Company may not pay dividends for the foreseeable future. Unless otherwise specified in the offering documents and subject to state law, you are not entitled to receive any dividends on your interest in the Company. Accordingly, any potential investor who anticipates the need for current dividends or income from an investment should not purchase any of the securities offered on the Site.

Valuation and capitalization. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment. In addition, there may be additional classes of equity with rights that are superior to the class of equity being sold.

You may only receive limited disclosure. While the company must disclose certain information, since the company is at an early-stage they may only be able to provide limited information about its business plan and operations because it does not have fully developed operations or a long history. The company may also only obligated to file information periodically regarding its business, including financial statements. A publicly listed company, in contrast, is required to file annual and quarterly reports and promptly disclose certain events \u2014 through continuing disclosure that you can use to evaluate the status of your investment.

Investment in personnel. An early-stage investment is also an investment in the entrepreneuror management of the company. Being able to execute on the business plan is often an important factor in whether the business is viable and successful. You should be aware that a portion of your investment may fund the compensation of the company's employees, including its management. You should carefully review any disclosure regarding the company's use of proceeds.

Possibility of fraud. In light of the relative ease with which early-stage companies can raise funds, it may be the case that certain opportunities turn out to be money-losing fraudulent schemes. As with other investments, there is no guarantee that investments will be immune from fraud.

Lack of professional guidance. Many successful companies partially attribute their early success to the guidance of professional early-stage investors (e.g., angel investors and venture capital firms). These investors often negotiate for seats on the company's board of directors and play an important role through their resources, contacts and experience in assisting early-stage companies in executing on their business plans. An early-stage company may nothave the benefit of such professional investors.

Future Acres Deal Updates

SeedInvest Webinar: Future Acres’ Kick-Off Webinar | Thrusday, March 11th at 1pm…

Register here: https://us02web.zoom.us/webinar/register/WN_6JDGaK_XT_-ej-80bhr7Wg

Marketing Email Copy

RSVP | Future Acres’ Kick-Off Webinar

Future Acres' Kick-Off Webinar | Thursday, March 11th at 1pm ET

Join Future Acres' CEO Suma Reddy for an investor webinar this Thursday, March 11th at 1pm ET for the opportunity to discuss the company and answer questions from the crowd.

Future Acres is developing innovative farm tools to help modernize the American farm, starting with its autonomous harvest companion, Carry. The company is backed by Wavemaker Partners, a global venture capital firm with $400M AUM (portfolio includes Blue Bottle Coffee, Miso Robotics, and Winc).

The campaign has already surpassed $500K in reservations.

REGISTER

You are receiving this email because you are a registered user on SeedInvest. If you would like to stop receiving invitations to events, unsubscribe here.

If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account.

Future Acres is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Future Acres: https://www.seedinvest.com/future.acres

Copyright © 2021 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an affiliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 61 Broadway, Suite 1705, New York, NY 10006. To learn more about investing in startups and its risks visit www.seedinvest.com/academy.

Reg A Rundown | Future Acres Launches & 3 Days Left to Invest in Caliber

Hi Benjamin,

Future Acres, our newest Reg A+ deal, recently launched its reservations campaign. Plus, Caliber is closing its campaign this Friday, February 26th. Read on for more updates.

NOW ACCEPTING RESERVATIONS

Future Acres, a Wavemaker-backed company, launches reservations for its new Reg A+ campaign

Future Acres is developing innovative farm tools to help modernize the American farm, starting with its autonomous harvest companion, Carry. The company is backed by Wavemaker Partners, a global venture capital firm with $400mm AUM (portfolio includes Blue Bottle Coffee, Miso Robotics, and Winc).

By confirming a reservation, you will have the opportunity to purchase shares ahead of the company's public launch after it receives SEC qualification. A reservation is non-binding and you may cancel at any time.

RESERVE SHARES

Closing Soon

Caliber is ending its campaign this Friday, February 26th

Caliber is a real estate investment company on a mission to build wealth and transform communities. The company is a 7x consecutive recipient of the Inc 500 | 5000 "Fastest-Growing Private Companies in America."

Caliber's campaign has surpassed $5.5M, is successfully funded, and is ending this Friday, February 26th.

INVEST IN CALIBER

Founder Profile

Meet John Wu, CEO & Co-Founder of Gryphon

John is the CEO and Co-Founder of Gryphon, an AI-powered WiFi network security platform. With the number of connected devices growing rapidly in homes and small businesses, Gryphon offers a cloud managed network based protection that is comprehensive, yet simple to use.

John has been innovating in wireless networking for over 23 years and holds 25 patents. He helped to build one of the first digital mobile phone using the Code Division Multiple Access (CDMA) technology at Motorola and later played a leading role in inventing MiFi, the world's first personal hotspot with his team at Novatel Wireless. MiFi achieved widespread adoption and was selected by Time Magazine as one of the top 100 gadgets of all time.

As a father, John learned firsthand that managing screen time is an increasingly difficult task for many parents. In addition, the number of connected devices is enabling new ways for hackers to violate privacy at home. John created Gryphon to serve as a simple solution that dynamically adjusts to protect our kids, homes, and privacy.

RESERVE SHARES

Business Updates

GROUNDFLOOR announces its new ADU pilot program in Atlanta

GROUNDFLOOR, the wealthtech platform that allows everyone to build wealth through real estate, has announced a new pilot program to spur the development of Affordable Housing Units (ADUs) in certain Atlanta jurisdictions. GROUNDFLOOR believes ADUs increase property value and bring new residents to the community, thus increasing the density and tax revenue in a particular area.

Learn More

Cytonics is now successfully funded & receives a new patent

Cytonics has been granted an Australian patent (No. 2015349782). The patent covers the genetic mutations made to its lead drug candidate, CYT-108. Last month, Cytonics received a patent from the United States Patent Office for CYT-108.

Learn More

Virtuix, the most funded live deal on SeedInvest, surpasses $10.5M raised

Virtuix has surpassed $10.5M raised, making it the company with the most investments currently on SeedInvest. Virtuix is the creator of Omni, an omni-directional treadmill allowing users to walk and run inside popular games and virtual worlds. The company is raising a $15M Series A-2 round to launch Omni One and bring the company's popular gaming experience to millions of homes around the world.

Learn More

Good Earth Organics welcomes its new CEO, Tony Luciano

Good Earth Organics (GEO) is pleased to announce the appointment of its new CEO, Tony Luciano. Liz Wald, the former CEO, will remain an executive as the company's Chief Strategy & Digital Officer, and will continue serving on GEO’s Board. Prior to joining GEO, Tony received a BS from Trinity College and an MBA from Harvard University. Throughout his career, Tony has led a variety of businesses at leading companies including Procter & Gamble, Unilever, Kraft, Novartis, Pfizer, and Corning.

Learn More

Reservation Bonus Perks

Gryphon | Investors that reserve shares and later purchase their reserved shares will receive bonus perks such as product discounts, free WiFi routers, and complimentary yearly subscriptions. Learn more.

Upcoming Reg A+ Webinars

•	Caliber's Final Webinar | Tuesday, February 23rd at 1pm ET
•	Reg A Monthly Webinar | Thursday, March 4th at 4pm ET

SeedInvest 101

New to SeedInvest or just want to learn about how the platform works? Join us for our weekly 101 webinar for a brief overview of SeedInvest and how to make the most of your investing experience, ending with a live Q&A session to answer any questions you may have. Register here.

"Follow" Button

Interested in never missing an update on a company? Log into your account and click the "Follow" button on a company's profile page. You can also select multiple deals to follow at once by logging in, navigating to User Settings, and then clicking Communication.

More About Reg A+

On June 19, 2015, three years after the JOBS Act was signed, Title IV (Regulation A+) of the JOBS Act went into effect, allowing private early-stage companies to raise money from all Americans. Reg A+ is a type of offering which allows private companies to raise up to $50M from the public. Companies looking to raise capital via Reg A+ first must file with the SEC and get qualification before launching their offering.

Reg A+ raises enable companies to grow and galvanize their communities, allowing them to cultivate a group of loyal customers / investors, with clear benefits*:

•	Stock owners spend an average of 54% more than non-stock owners
•	Investors visit the company website 68% more frequently
•	Customers who own shares refer 2x as many people, increasing virality

SeedInvest recently closed its largest round ever when NowRx raised its $20M Series B round via Regulation A+.

Questions? Email us. We're happy to help.

You are receiving this newsletter because you are a registered user on SeedInvest. If you would like to stop receiving the weekly newsletter, unsubscribe here.

If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account.

It is advised that you consult a tax professional to fully understand any potential tax implications of receiving investor perks before making an investment.

Certain accredited investors will still receive custom deal outreach based on their noted investor preferences.

*Data referenced is current as of 2016.

Future Acres, and Gryphon are accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Future Acres: https://www.seedinvest.com/future.acres, Gryphon: https://www.seedinvest.com/gryphon

Virtuix, Caliber, Groundfloor, The Good Earth Organics, Inc., and Cytonics are offering securities through the use of an Offering Statement that has been qualified by the Securities and Exchange Commission under Tier II of Regulation A. A copy of the Final Offering Circular that forms a part of the Offering Statement may be obtained from: Virtuix: https://www.seedinvest.com/virtuix, Caliber: https://www.seedinvest.com/calibercos, Groundfloor: https://www.seedinvest.com/groundfloor, The Good Earth Organics, Inc.: https://www.seedinvest.com/goodearthorganics, Cytonics: https://www.seedinvest.com/cytonics

Copyright © 2021 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an affiliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 61 Broadway, Suite 1705, New York, NY 10006. To learn more about investing in startups and its risks visit www.seedinvest.com/academy.

New Reg A+ Robotics Startup | Future Acres

Now Accepting Reservations

Future Acres | Autonomous tech-enabled tools for the modern farm

Future Acres, a recently launched Reg A+ reservation campaign, is developing innovative and easy to use farm tools to help modernize the American farm. Its flagship product, Carry, is a smart, autonomous farm robot for harvesting crops.

Deal highlights include:

•	Backed by Wavemaker Partners, a global venture capital firm with $400M AUM (portfolio includes Blue Bottle Coffee, Graze, Miso Robotics, and Winc)
•	CEO is a 3x founder with 15 years of AgTech and CleanTech experience; she is a former managing partner at a renewable energy fund and earned her MBA from The Wharton School
•	Advisor Sander Pruijs is a former executive at Rabobank, a global leader in food and agriculture financing and sustainability-oriented banking
•	Carry's platform leverages its proprietary mix of cameras, hardware, sensors and software that was specifically designed to work on the farm
•	Farms may achieve a 30% increase in labor productivity by using Carry

By confirming a reservation in Future Acres, you have the opportunity to purchase shares ahead of the company's public launch after it receives SEC qualification. A reservation is non-binding and you may cancel at any time.

LEARN MORE & RESERVE SHARES

Questions? Email us. We’re happy to help.

You are receiving this email because you are a registered user on SeedInvest. If you would like to stop receiving invitations to events, unsubscribe here.

If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account.

Future Acres is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Future Acres: https://www.seedinvest.com/future.acres

Copyright © 2021 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an affiliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 61 Broadway, Suite 1705, New York, NY 10006. To learn more about investing in startups and its risks visit www.seedinvest.com/academy.

Last Day to Invest in Caliber & Two New Reg A+ Campaigns Launch

Weekly Deal Newsletter

Reg A+ Closing Tonight

Caliber is ending its campaign today, Friday, February 26th

Caliber is a real estate investment company on a mission to build wealth and transform communities. Since the company launched its campaign, Caliber has raised more than $7M from over 1.5K investors.

Please note the campaign will close tonight, Friday, February 26th. To account for any potential technical difficulties, SeedInvest encourages everyone (especially first time investors) to confirm investments as soon as possible. To secure a spot in the round, investors need to complete the online process and receive an email confirmation by 11:59pm ET. Investments cannot be accepted after this time. Please note that investors are, however, given additional time to complete any required follow-ups after this deadline has passed (including funding investments).

INVEST IN CALIBER

Reg A+ Deals Now Accepting Reservations

Future Acres | Autonomous tools for the future of farming

•	Backed by Wavemaker Partners, a global venture capital firm with $400M AUM (portfolio includes Blue Bottle Coffee, Miso Robotics, and Winc)
•	Farms have the potential to achieve a 30% increase in labor productivity by using the flagship product, Carry (based on internal company estimates and feedback from potential customers)
•	CEO is a 3x founder with 15 years of AgTech and CleanTech experience

Learn More & Reserve Shares

Death & Co | Integrated hospitality group creating unique cocktail experiences across the U.S

•	Previously successfully raised on SeedInvest in 2018 (SeedInvest's first hospitality fundraise and the 2nd most successful Reg CF + Reg D round in the platform's history)
•	Total company revenue grew 49% from $4.95M in 2018 to $7.39M in 2019
•	Cocktail Codex, the group’s second cocktail book, won the James Beard Award for “Book of the Year” – the first beverage book to ever win the category

Learn More & Reserve Shares

Upcoming Webinars

•	March Reg A+ Webinar | Thursday, March 4th at 4pm ET
•	Future Acres' First Webinar | Thursday, March 11th at 1pm ET

SeedInvest Promotions & Perks

•	Virtuix | Virtuix is offering investor perks including a 20% discount when buying an Omni One system ($400 discount) or Omni One dev kit ($200 discount). Learn more.
•	Gryphon | Reservations will bump investors up one tier upon conversion to an investment. Learn more.
•	Death & Co | All investors who reserve shares and purchase their reserved shares will receive access to the Death & Co Cocktail Compendium, with almost 1K original cocktails, as well as the Investor Cocktail 101 Virtual Class. Previous investors will receive additional bonus perks. Learn more.

Don't Miss Out on Future Updates...

Want to keep receiving these emails? Be sure to click the "Follow" button on any company's profile page that you are interested in. This will ensure you receive business updates, campaign reminders, and webinar alerts during the campaign going forward.

SeedInvest Auto Invest

Looking for an easier way to build your startup portfolio? SeedInvest Auto Invest does just that by allowing you to build a portfolio of 5-25 highly-vetted, early-stage startups with investment minimums as low as $200 per company. Auto Invest investors can opt out at any time. Learn more here.

Refer an Entrepreneur

Know an entrepreneur who would be a great fit to raise on SeedInvest? Refer an entrepreneur to the SeedInvest team here.

Browse all deals. Learn more about all of our investment opportunities.

Questions? Email us. We're happy to help.

You are receiving this email because you are a registered user on SeedInvest. If you would like to stop receiving the weekly newsletter, unsubscribe here.

If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account.

SeedInvest’s selection criteria does not suggest higher quality investment opportunities nor does it imply that investors will generate positive returns in investment opportunities on SeedInvest. Learn more about due diligence in the SeedInvest Academy and our vetting process in our FAQs.

It is advised that you consult a tax professional to fully understand any potential tax implications of receiving investor perks before making an investment.

Certain accredited investors will still receive custom deal outreach based on their noted investor preferences.

Caliber, and Virtuix are offering securities through the use of an Offering Statement that has been qualified by the Securities and Exchange Commission under Tier II of Regulation A. A copy of the Final Offering Circular that forms a part of the Offering Statement may be obtained from: Caliber: https://www.seedinvest.com/calibercos, Virtuix: https://www.seedinvest.com/virtuix

Gryphon, Future Acres, and Death & Co are accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Gryphon: https://www.seedinvest.com/gryphon, Future Acres: https://www.seedinvest.com/future.acres, Death & Co: https://www.seedinvest.com/death.co

Copyright © 2021 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an affiliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 61 Broadway, Suite 1705, New York, NY 10006. To learn more about investing in startups and its risks visit www.seedinvest.com/academy.

Reminder | Future Acres' Kick-Off Webinar Today

Future Acres' Kick-Off Webinar | Today, March 11th at 1pm ET

Join Future Acres' CEO Suma Reddy for an investor webinar today, Thursday, March11th at 1pm ET for the opportunity to discuss the company and answer questions fromthe crowd.

Future Acres is developing innovative farm tools to help modernize the American farm,starting with its autonomous harvest companion, Carry. The company is backed byWavemaker Partners, a global venture capital firm with $400M AUM (portfolio includesBlue Bottle Coffee, Miso Robotics, and Winc).

The campaign has already surpassed $500K in reservations.

REGISTER

Questions? Email us. We’re happy to help.

You are receiving this email because you are a registered user on SeedInvest. If you would like to stop receiving invitations to events, unsubscribe here.

If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account.

Future Acres is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Future Acres: https://www.seedinvest.com/future.acres

Copyright © 2021 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an affiliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 61 Broadway, Suite 1705, New York, NY 10006. To learn more about investing in startups and its risks visit www.seedinvest.com/academy.

Future Acres | Complete Your Reservation

Hi Sarah,

We noticed that you started the reservation process for Future Acres, but have yet to complete the process. Please note, if you have any questions for the company, you may post them on the discussion forum here.

If you woud like to complete a reservation you may do so via the link below. By completing a reservation, you will be able to confirm your investment ahead of the public launch.

COMPLETE RESERVATION

Questions for SeedInvest? Email us. We’re happy to help.

You are receiving this email because you are a registered user on SeedInvest. If you would like to stop receiving invitations to events, unsubscribe here.

If you would like to stop receiving all SeedInvest marketing emails, including deal introductions, newsletters, event invitations, and new product announcements, please unsubscribe here. Please note you will still receive investment confirmation emails and all other transactional emails related to activities on your account.

Future Acres is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Future Acres: https://www.seedinvest.com/future.acres

Copyright © 2021 Circle Internet Financial Limited (“Circle”), All rights reserved. This communication is intended solely for the use of the individual(s) to whom it was intended to be addressed. If you are not the intended recipient of this message you are hereby notified that any review, dissemination, distribution or copying of this message is strictly prohibited. This communication is for information purposes only and should not be regarded as a recommendation of, or an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an affiliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 61 Broadway, Suite 1705, New York, NY 10006. To learn more about investing in startups and its risks visit www.seedinvest.com/academy.

Now Accepting Reservations

Hitch Robotics is now Future Acres! Last year, we announced the launch of our equity crowdfunding campaign in collaboration with SeedInvest. Despite not reaching our fundraising goal during that campaign, we continued to drive the company forward knowing that we have an opportunity to both disrupt a multi-billion dollar agriculture technology industry and improve the lives of thousands of farmworkers. A year later, and a year wiser, this is still our mission.

We are more than just a new name. Across the past 12 months we have continued to make significant strides in the business. Some of those highlights include:

•	We took the company through a full rebrand to further develop and sharpen our story. Previously, we were focused exclusively on addressing labor shortages. While this is certainly a critical issue, it does not capture the true opportunity for Future Acres. More importantly, by reducing the frequency of these labor shortages farms will be able to harvest and sell their full yields. This impact to their bottom lines is significantly more representative of the additive value Future Acres is able to provide.

•	We hired a new CEO, Suma Reddy. Suma has 15 years of experience in AgTech and CleanTech. She co-founded Farmshelf, a company that builds smart indoor farms, enabling individuals and businesses to grow produce onsite. Previously, she co-founded an organic waste-to-energy company and was a founding Managing Partner at a renewable energy fund that successfully developed greenfield utility-scale solar, small hydro, anaerobic digestion and battery storage projects.

•	We have significantly grown our engineering and product development team to over 20 people under the Wavemaker Labs umbrella, enabling us to develop more robust software for our UGV (Unmanned Ground Vehicles), focusing heavily on autonomy.

Future Acres is on a mission to disrupt the global Agriculture Technology market that is projected to hit $88B by 2025. We're developing innovative and easy to use farm tools to help modernize the American farm. The farm of the future starts with our autonomous harvest companion, Carry, which can help increase farm production efficiency by 30%.

As followers and investors of the original Hitch fundraising campaign, we are inviting you to reserve your shares in Future Acres before we open this campaign to the public. We thank you for your continued trust and support, and we look forward to building the farm of the future with you.

RESERVE SHARES

Future Acres is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Future Acres: https://www.sec.gov/Archives/edgar/data/1733855/000110465921009424/tm213762d1_1a.htm

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Future Acres 1438 9Th Street Santa Monica, CA 90401

Future Acres featured in TechCrunch and surpasses $525K in reservations

Last month, Future Acres was featured by numerous notable publications, announcing the startup's official launch. Details of the company's upcoming product, Carry, and its recently launched SeedInvest campaign were covered by multiple leading tech publishers, including TechCrunch, LA Business Journal, and The Spoon.

TechCrunch highlighted that “Carry relies on AI to transport hand-picked crops, working alongside humans rather than attempting to replace the delicate picking process outright,” also noting that “Interest in agricultural robotics has only increased during the pandemic, amid health concerns and labor issues.”

To see more information on the offering, learn more about our plans for the farm of the future, and reserve shares in our upcoming raise, you can visit our investment page at futureacres.co.

RESERVE SHARES

Future Acres is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Future Acres: https://www.sec.gov/Archives/edgar/data/1733855/000110465921009424/tm213762d1_1a.htm

You're receiving this because you requested a back in stock email from Future Acres.
Future Acres 1438 9Th Street Santa Monica, CA 90401

Live Investor Webinar With Suma Reddy

Are you available on Thursday, March 11th, at 1:00 PM ET? Join Future Acres’ CEO, Suma Reddy, for a live investor webinar!

Future Acres’ goal is to help the American farm evolve through innovative and easy to adapt farm equipment that automates the toughest tasks to enable higher yield, profitability, and future growth. This starts with Carry, an autonomous harvest companion that can help farms increase production efficiency by up to 30%!

There are a limited number of reservations available for this webinar -- reserve your spot today!

REGISTER HERE

Future Acres is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Future Acres: https://www.sec.gov/Archives/edgar/data/1733855/000110465921009424/tm213762d1_1a.htm

You're receiving this because you requested a back in stock email from Future Acres.
Future Acres 1438 9Th Street Santa Monica, CA 90401

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Live Investor Webinar With Suma Reddy

Are you available tomorrow, Thursday, March 11th, at 1:00 PM ET? Join Future Acres’ CEO, Suma Reddy, for a live investor webinar!

Future Acres’ goal is to help the American farm evolve through innovative and easy to adapt farm equipment that automates the toughest tasks to enable higher yield, profitability, and future growth. This starts with Carry, an autonomous harvest companion that can help farms increase production efficiency by up to 30%!

There are a limited number of reservations available for this webinar -- we hope to see you tomorrow!

REGISTER HERE

Future Acres is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Future Acres: https://www.sec.gov/Archives/edgar/data/1733855/000110465921009424/tm213762d1_1a.htm

You're receiving this because you requested a back in stock email from Future Acres.

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Webinar Transcript

Sarah Haas: Good afternoon everyone. My name is Sarah Haas and I’m a member of the Venture Growth team at SeedInvest. I’m excited to have the CEO of Future Acres, Suma Reddy with us for the company's kickoff webinar today. Suma will be going through the company's investor presentation and afterwards answering questions from investors so if you have a question that you would like Suma to answer, please type it into the questions box at the bottom of your screen. If we don’t get to your question during today’s webinar we will be sure to follow up afterwards on the discussion board on Future Acres profile. A quick intro before we get started, Future Acres is developing innovative farm tools to help modernize American farms starting with the autonomous harvest companion called Carry. With that I’ll hand it to you Suma to get started.

Suma Reddy: Thank you Sarah. It is such a pleasure to be here. Thank you to all of you watching and who are interested in this opportunity. I feel really grateful to be working on this amazing and important challenge.So Sarah said, my name is Suma, I am the CEO of Future Acres and yeah we are an agtech startup building the farm tools of tomorrow. Before I jump in wanted to share a little bit about myself. I actually got started, my first job was in the Peace Corp as a Peace Corp volunteer in west africa. So it was there that I really got passionate about thinking about how we could bridge how we manage our resources and build a better future. So over the past 15 years or so I have dedicated myself to building companies in the agtech and cleantech sectors to sort of push the needle on progress. And so that's a little bit about me and again really excited to jump in talking about Future Acres.

So first let's set the stage, the agtech industry is a massive one. By 2025 we’re expected to reach 88 billion dollars in terms of investment opportunities and why is that? Today farms are growing the most food they ever have to meet the demand that continues to grow. But still not enough. To feed 10 billion people by 2050, we’ll need to increase food production by 70%. This immensely challenging goal, that is meeting a lot of challenges. One farms. Farms face some significant challenges to becoming profitable. Just in the US we’ve seen a 12% decline in farm revenue this year. On top of that 25% of that goes to just labor cost. And in addition to that farms are facing the challenges of increasing labor scarcity. So we’ve had a 7% decline in the US and an aging workforce from year to year. And when you think about why that is it's because this is really really tough work. Farm workers constantly risk injury. Severe injuries from back and shoulder pain, while working under extreme weather conditions and this is the reality of the work they face.

In addition to that we all of us here increasingly care about where our food comes from and its environmental footprint. At the same time we want what we want when we want it. We want that apple now. We want that crepe now. So that year round access does put demands on our food supply chain that we need to address. So how do we solve this? It’s new tools. And in ag we’ve always allowed our farms to increase efficiency and make hard jobs easier. But when we think about the landscape, where is the focus today when we think about agtech. There’s a lot going into robotic picking and harvesting tools. A focus on these sort of sexy crops like strawberries and apples and even indoor farming. But the thing is with robotic picking we are still 10 to 20 years out in terms of finding a solution. Indoor farming specifically that was my last industry I love it but it really focuses on leafy greens and herbs. And so there’s a world of opportunity that is available to us today right now and is highly commercial. So for us we thought about this fact, did you know 30% of farm labor is spent transporting crops and specifically speciality crops, which require that hand pick, delicate touch when you are dealing with things like table grapes and strawberries. So our approach is starting with table grapes. It’s hand picked as I mentioned. Narrow rows so you can’t fit tractors in there. And it's delicate and prone to spoilage. So for us what we are aiming to do is creating a solution that again benefits not only the farm increasing operational efficiency but also the farmworker and safety and attends to the consumer trends that we see today.

When we think about market size in table grapes it's over a billion dollar market. 1.4 billion with over 1 million tons harvested annually in the US. 99% actually just in California itself. So again what we wanted to focus on is what would happen if we focused on the high valued picking and automate crop transport. So at Future Acres our goal is to create the farm tools that will carry farms into the future, starting with Carry, an autonomous harvest companion. So Carry works alongside farmworkers. As a collaborative robot it works as a sidekick to our farmworkers. It can identify the row of crops, find and follow the farmworker, get loaded up with crops and then autonomously go back to the sorting station and continue the cycle in that loop over and over again. With this just one Carry can increase production efficiency by up to 30%, paying for itself in only 80 days. What that means in quantitative terms is that we see that a Carry can provide an extra almost thirteen to fourteen thousand in efficiency gains per season and that’s just with one Carry and we see Carry actually Carry family operating on a farm. So not just one but two or three or four or five for any given farm.

We really focus on the tech. That is 100% our focus now in developing an incredible product for our customers. And what it’s based on is one a smart and autonomous vision. So using CV and machine learning what we aim to do is create technology that can stop for people and other obstacles. Two has to be safe and reliable. These kinds of tools to operate on the farm means they have to deal with dust, inclement weather, dirt, things of that nature while also carrying a payload of 500 lbs. And of course how does it run. So clean power is where we’re focused. So 7-10 hour life, 6-10 mile harvest range, so no gas guzzling for what we can see.

So that’s where we are today, but in the future what we are really excited about is leaning into what is called precision agriculture. So precision agriculture allows us to use our ground robot, our roving robot that is the Carry, this literal platform that can travel across the farm to count crops, to identify pest presence, to precision spray pesticides, to measure crop health and yield and quality, all optimizing this part of the food supply chain at the point of harvest.

And we have an incredible team to do it, these are some of the folks we are building with, my self included, as well as engineers, product managers, industrial designers and other innovators.

We are backed already by an incredible firm, Wavemaker Partners and Wavemaker Labs. So Wavemaker has about 400 million dollars assets under management. And Labs has deep expertise in robotics among food automation and ag automation technologies. So we are constantly leveraging this ecosystem to drive growth and drive smarter growth and faster growth as much as possible. So I invite you all here to join us on this mission carrying farms into the future and very excited to be on the SeedInvest platform. We launched a 3 million dollar campaign that is our goal. It's going really well so far with the support of folks like you so thanks so much and hope you join the cause.

Sarah Haas: Thank you so much Suma. A quick reminder that if you have questions to please type them into the Q&A box at the bottom of your screen but we’ll get started here with the first question. First question, what is the upfront cost of Carry?

Suma Reddy: Yeah that's a great one. So we are looking in terms of pricing just pure hardware, ten to fifteen thousand but as you can imagine SaaS is a really attractive model we’re looking into farms you might have heard of RaaS, Robotics as a service so we like to use that term as well so that will most likely be the model that we use going forward.

Sarah Haas: Thanks Suma next question. How does Future Acres business model work?

Suma Reddy: Sure. As I mentioned our business model is based on either that combination of upfront hardware sales with a SaaS model.

Sarah Haas: Next question here. Are there plans of implementing solar energy into this product?

Suma Reddy: Yeah so this is something that we’re interested in exploring in stage 2. So putting solar panels on top of the roving robot and to draw the energy there. So my background is in renewable energy as well so I get really excited about exploring that possibility. Is it not something I can confirm, there is a lot of exploration that needs to go into it but it is something we have listed in our roadmap to explore.

Sarah Haas: Next question. Can you describe your target customer?

Suma Reddy: Sure. So as I mentioned the way we look at the market is to first identify who has this deep need for crop transport where labor scarcity seems to be an issue. This is a problem among specialty crops. So when we think about specialty crops think of table grapes, think of strawberries, think of raspberries, think of stone fruits, things of that nature, peaches, nectarines, etc. So that's a giant market in itself so what we’ve really honed in on first is the table grape market. As I mentioned 99% is in California which is in our backyard. So we’re honing in there looking at farms over 100 acres so 100 to probably 600 acres in terms of the table grape farms. And then to use that to really explore other specialty crops.

Sarah Haas: Next question. How many Carry’s have been built and deployed? What is the plan to role this technology out?

Suma Reddy: Yeah so we. Good question. We’ve built one prototype so far it is the one you’ve seen hopefully on the video on this deck and the goal is to lean into development right now and once we knock on wood have a successful equity crowdfunding campaign. If things go well harvest season is between September January of this year, we will be able to use that time as a testing ground for our next deployment.

Sarah Haas: Thanks Suma. Next question. What does the competitive landscape look like?

Suma Reddy: I love this question because the field of agro robotics is so large so bear with me if I start to spiel a little bit. But I think how we have thought about it first is where do we want to sit on sort of that crop cycle that life of a crop. The seeding, the pruning, the thinning, the harvesting, the transport, the post transport, distribution. And we really have focused on harvest that really specific niche within transport and there’s not many people tackling that and that I think one makes us very unique. Two table grapes. As I mentioned there has been a lot of focus partially because of where our land grants are based on apples and strawberries. And so by starting with table grapes that makes us quite unique as well in terms of a market approach.

Sarah Haas: Next question. Do you have any pre orders?

Suma Reddy: So LOIs is what we are working on our founding farm partner which will announce very soon is based in California. So we have a commitment from them and we are working on a couple partnerships that we will hopefully be able to announce during the campaign.

Sarah Haas: What is your competitive advantage compared to your competitors?

Suma Reddy: There’s not really a lot of direct competitors, I think I can think of one. This is a very nascent space, this isn’t a space that is ripe for opportunity, sorry no pun intended, so when I think of our competitive advantage it's being one of the first movers. I think the second competitive advantage coming out of Wavemaker which specializes in robotics and automation means we have a lot of fantastic talent already built into our ethos and we can build frankly a lot faster and smarter because of that. I think third the type of partnerships we can generate are really strong. One of our advisors for example used to be the head of retail banking at Rabobank, Raba Banks is one of the largest ag banks out there. So we’ve been able to develop really really strong partnerships that we hope to continue to leverage.

Sarah Haas: Next question. What are some of the current challenges you’re currently facing that could impact your growth?

Suma Reddy: I think the first one is money. I worked in hardware and industrial spaces almost my entire career. And the truth is if you’re going to solve really hard problems and solve real problems and not just a piece of software like the Yo App, then you need to be able to invest in talent to be able to build exactly what you are seeing now. Something robotic, automated, something that can manufacture, that can manufacture to scale so having capital is extremely important for us. Apart from that we think about from a technological side we think this is a really solvable problem and that's why we are attacking in this approach. Our road map is quite ambitious but we are starting really doable and small because we believe in being pragmatic in terms of how we approach and build our cred in the market.

Sarah Haas: Next question. How many farms are in your potential market? Do you have concerns about maxing out the market opportunities since farms will only require two to four Carry’s max per farm?

Suma Reddy: Yeah this is an awesome question whoever asked it. So yeah if we look at just our first addressable market which is Table Great farms over 100 acres. We’re talking about at first glance only 300 ____ in the US. So it does appear small. But how we are really looking at it is like let's look at speciality crops and then let’s also look at our global landscape as well. So this isn’t a problem that just exists in the US, as I mentioned our advisor from Rabobank things like that, we are already brainstorming, once the focus of course is always the product and getting the product to market and making sure it works and does the job for the customers and the farmworkers. We think that the market is absolutely there and the first starting market might appear small but it really is just a launching off point for greater and bigger things. Thanks.

Sarah Haas: Great. Next question here. Can you discuss revenue projections for the next five and ten years?

Suma Reddy: I would prefer to get back to you on that. We are still so early stage and we have of course our initial financial model but let me see if that can be an update we give you guys during the course of the campaign.

Sarah Haas: Thanks Suma. Next question. What is on the product roadmap after Carry.

Suma Reddy: This is the stuff I love to talk about. Ok so precision agriculture is our focus. I think when we think about what we can do with a ground robot, if you can map the farm I think that’s one, count crops using our computer vision and how that will enable more efficiencies built into the system. I think soil sensing is really really interesting if we can go through the farm, I think precision spraying is something that is really interesting as well. The sort of holy grail is the picking of table grapes, no one has been able to do it, no one has been able to make it commercial and very few people are trying it. So that’s a little further out but I think there is a wealth of opportunity between there and here.

Sarah Haas: Next question. What is your go to market strategy, how do you plan to get the word out about your product?

Suma Reddy: SeedInvest! Yeah so SeedInvest is one strategy of course but more seriously we are really trying to do is develop really strong partnerships with sort of this triangle which is academia, private sector, and government. I think that is how the ag industry grows and makes it unique. So one of our soon to be advisors, I can’t announce it but he is one of the premier experts in the field, hoping to again announce that during the campaign, so sorry don’t mean to be cagey just need to sign the documents first premier expert in the field. There is also a company that we are talking to that has a relationship with thousands of table grape farms in the US and globally so we are talking to them as well from a customer distribution side. So kinda just attacking at all angle right I think partnerships, rising tide lifts all boats is how I like to think of it.

Sarah Haas: Thanks Suma. Next question. What are potential exits for investors.

Suma Reddy: Yeah so this is a good one, i think that any sort of startup we can think of it in terms of IPO or acquisition. Can we become a stand alone ag company? I think is the first question. I think absolutely yes with our approach which is both incremental and bold, we can create something that is hey we are the company that is focused on farm tools for specialty crops and we become the leader in that industry. The other option is an acquisition by big players by Mahindra & Mahindra in India or John Deere in the US and so we keep our eyes out on both but the focus is today and getting today right.

Sarah Haas: Thanks Suma. Next question. Are there currently any Carry’s deployed and being used on a daily basis?

Suma Reddy: No there are not.

Sarah Haas: Next question. How do you plan to keep up with product updates once Carry is deployed?

Suma Reddy: How do we plan to keep up with product updates okay so we are talking through service so for us we’re thinking through what service model that we can offer to our customers and so that as something that is operational so we would work with our engineering and manufacturing team to understand what service requirements would be needed. If you’re talking about software updates, perhaps you’re talking about that as well, we could kinda build that into our operational plan as well. So not something I see, it's a great question but not something I see being incredibly challenging for us to solve.

Sarah Haas: Thank you. Next question. Why is now the time to be deploying this technology?

Suma Reddy: Yes I think one the ag tech market is a great market to get into because the challenges are so enormous, I mean right at the top level we’re going to meet a population of 10 billion by 2050. What does that mean in terms of not only the pressures on our food production but the pressures on our environment, the pressures on our people, the pressures on all of our inputs, water, fertilizer, things like that, and so this is a real problem that we need to solve. Labor scarcity is a real problem, if you talk to say Phillip Martin, who is a premier academic out of UC Davis, he’s like you talk to the farmers in Ventura and they’re like we don’t want our kids to do this work it is brutal work. So what do we do then? What are the solutions that we need to think about when we think about labor scarcity and those challenges while as well caring about the human. I think of myself as a humanist and a technologist and how do we bridge those two worlds and I think agriculture and the problems we’re solving we need to do now. I think all of us are pretty aware of the global challenges that we are facing and the investment has to happen right now.

Sarah Haas: Great well thank you so much Suma and thanks everyone for tuning in today we are so excited to have Future Acres on the platform so if you have any additional questions as part of your due diligence you can post them directly to the discussion form at the bottom of the profile page and you haven’t already please make sure to follow Future Acres on the companies profile to receive business updates throughout the campaign. If you’d like to reserve shares in the upcoming round you can check out Future Acres in SeedInvest as well. So thank you again for taking the time today my name is Sarah Haas, if you have any additional questions we are here to help. sarah@seedinvest.com is my email. Have a great day everyone thanks again Suma.

Suma Reddy: Thank you Sarah. Thank you everyone so much.